Exhibit 99.1

Contact:

Myesha Edwards

Corporate Communications &

Investor Relations

Cerus Corporation

(925) 288-6017

CERUS ELECTS GAIL SCHULZE TO BOARD OF DIRECTORS

CONCORD, Calif., October 25, 2007 – Cerus Corporation (NASDAQ: CERS) announced today that it has elected Gail Schulze to the company’s board of directors. Ms. Schulze’s appointment raises the number of directors to seven, of which five are independent. Ms. Schulze has held senior management positions at YM Biosciences, Inc., Eximias Pharmaceutical Corporation, Aventis Behring LLC, Allegiance Healthcare Corporation, and Baxter Healthcare Corporation.

“We are pleased to welcome Gail Schulze to our Board of Directors,” said B.J. Cassin, Chairman of Cerus Corporation. “Gail brings considerable operational and managerial experience in multi-national biotechnology and pharmaceutical companies to our board and her experience in the plasma fractionation business will be particularly relevant in providing insight to our commercialization efforts.”

Ms. Schulze most recently was CEO of YM Biosciences US and president, YM Biosciences, Inc., a global biopharmaceutical organization with three late-stage oncology programs. Prior to joining YM Biosciences in 2006, she was president, CEO and director of Eximias Pharmaceutical Corporation, also a late-stage biopharmaceutical company focused on oncology. From 2001 to 2004, Ms. Schulze was COO and deputy CEO of Aventis Behring LLC, a fully independent biologics subsidiary of Aventis, and from 1997 to 2001, was senior executive vice president and chief commercial officer. From 1996 to 1997 she was corporate vice president of Allegiance Healthcare Corporation, where she led the creation and management of the Cost Management Services group of divisions. From 1979 to 1996 Ms. Schulze held multiple positions within Baxter Healthcare Corporation focused on the global development and commercialization of chronic therapies, most recently as president of the US Managed Care division and president of Renal Division Europe.

Ms. Schulze has served on multiple private and public boards and currently sits on the board of YM Biosciences, Inc., a public biotechnology company. She received a BA with highest honors in psychobiology from the University of California, Santa Cruz, studied neurophysiology at the University of Wisconsin and received her MBA from Stanford Graduate School of Business.

ABOUT CERUS

Cerus Corporation is a biopharmaceutical company that develops and commercializes novel, proprietary products in the fields of blood safety and immunotherapy designed to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology. The system is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in the research and development of prophylactic and therapeutic vaccines for infectious diseases.

INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

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